Exhibit 5.2

[Letterhead of Miller Thomson LLP]

July 20, 2012

Kodiak Oil & Gas Corp.

Kodiak Oil & Gas (USA) Inc.

Re:	Registration Statement on Form S-4 Relating to $800,000,000 Aggregate
Principal Amount of 8.125% Senior Notes Due 2019

Ladies and Gentlemen:

We have acted as special Yukon Territory counsel to Kodiak Oil & Gas Corp. (the “Company”) in connection with a Registration Statement on Form S-4, as amended or supplemented (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission relating to the registration of the offer by the Company to exchange up to US$800 million aggregate principal amount of the Company’s 8.125% Senior Notes due 2019 (the “Exchange Notes”) for the Company’s existing 8.125% Senior Notes due 2019 (the “Old Notes”).  The Exchange Notes are to be issued in accordance with the provisions of the indenture dated as of November 23, 2011 among the Company, U.S. Bank National Association, as Trustee, and Computershare Trust Company of Canada, as Canadian Trustee (the “Indenture”), as contemplated by the registration rights agreements dated as of November 23, 2011 and May 17, 2012, respectively, among the Company, among the Issuer, the Guarantor and the initial purchasers.

In acting as special Yukon Territory counsel to the Company, we have examined such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials, and certificates of officers or directors of the Company, the constating documents of the Company and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

The opinion set out below is limited to the laws of the Yukon Territory and the federal laws of Canada applicable therein (“Applicable Law”) as of the date of this opinion letter. In particular, to the extent that Applicable Law would require the application of the laws of any other jurisdiction, no opinion is expressed as to the laws of such other jurisdiction, and we disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this opinion.

In rendering the opinion expressed herein, we have assumed, with respect to all documents examined by us, the legal capacity of all individuals to execute and deliver such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic or photocopied copies.

We have relied exclusively upon the officer’s certificates of the Company with respect to the accuracy of all factual matters contained therein.

In expressing the opinion set forth in paragraph 1 below we have relied exclusively and without independent investigation on a Certificate of Status issued by the Yukon Community Services Registry dated July 18, 2012, a copy of which has been provided to you.

Based upon and relying on the assumptions set out above, we are of the opinion that:

1.             The Company validly exists under the Business Corporations Act of Yukon and is in good standing with respect to the filing of all required annual returns;

2.             The Company has the requisite corporate power and capacity to execute and deliver the Exchange Notes, and to perform its obligations thereunder; and

3.             The issuance of the Exchange Notes upon exchange of the Old Notes as provided by the Indenture has been duly authorized by all necessary corporate action of the Company.

Certain partners of Miller Thomson LLP own 15,500 common shares in the capital of the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement.

Yours truly

/s/ Miller Thomson LLP

“Miller Thomson LLP”